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                                                                     Exhibit 4.1








                              WILLBROS GROUP, INC.



                                       AND


                           JPMORGAN CHASE BANK, N.A.,
                    SUCCESSOR TO JPMORGAN CHASE BANK, TRUSTEE


                           --------------------------


                          FIRST SUPPLEMENTAL INDENTURE


                         DATED AS OF SEPTEMBER 22, 2005


                              TO THE INDENTURE FOR
                     $70,000,000 AGGREGATE PRINCIPAL AMOUNT
                                       OF
                     2.75% CONVERTIBLE SENIOR NOTES DUE 2024
                           DATED AS OF MARCH 12, 2004


                          ----------------------------





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         FIRST SUPPLEMENTAL INDENTURE, dated as of September 22, 2005 (the
"EFFECTIVE DATE"), between WILLBROS GROUP, INC., a Panamanian corporation (the "COMPANY") and JPMORGAN CHASE BANK, N.A., successor to JPMORGAN CHASE BANK, as trustee (the "TRUSTEE").


                             RECITALS OF THE COMPANY

         WHEREAS, the Company has duly issued 2.75% Convertible Senior Notes due 2024 in the aggregate principal amount of $70,000,000 (the "NOTES") pursuant to an Indenture dated as of March 12, 2004, between the Company and the Trustee (the "ORIGINAL INDENTURE"), and the Notes are outstanding on the date hereof;

         WHEREAS, the Company has received the written consent from Holders (as defined in the Indenture) of a majority in aggregate principal amount outstanding of the Notes to certain amendments to the Original Indenture upon the terms set forth in the Company's Consent Solicitation Statement dated September 8, 2005 and the accompanying Letter of Consent;

         WHEREAS, Section 11.2 of the Original Indenture provides that, with the consent of the Holders of at least a majority of the principal amount of the Notes outstanding, the Company and the Trustee may amend the Original Indenture;

         WHEREAS, the Board of Directors of the Company has by memorandum of action upon unanimous consent dated as of September 6, 2005 authorized the execution and delivery of this first supplemental indenture dated as of September 22, 2005 (the "SUPPLEMENTAL INDENTURE"); and

         WHEREAS, Section 11.7 of the Original Indenture provides that upon the execution of a supplemental indenture, the Original Indenture shall be modified in accordance therewith, and every Holder of Notes shall be bound thereby.

         NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE 1
                DEFINITIONS AND PROVISIONS OF GENERAL APPLICATION

         SECTION 1.01. Effective Date. This Supplemental Indenture with respect to the Notes is effective as of the Effective Date.

         SECTION 1.02. Definitions. The Original Indenture together with this Supplemental Indenture are hereinafter sometimes collectively referred to as the "INDENTURE." For the avoidance of doubt, references to any "Section" of the "Indenture" refer to such Section of the Original Indenture as supplemented and amended by this Supplemental Indenture. All capitalized terms which are used herein and not otherwise defined herein are defined in the Original Indenture and are used herein with the same meanings as in the Original Indenture. If a capitalized term is defined in the Original Indenture and this Supplemental Indenture, the definition in this Supplemental Indenture shall apply to the Indenture and the Notes.

         SECTION 1.03. Provisions of the Indenture. Except insofar as herein otherwise expressly provided, all the definitions, provisions, terms and conditions of the Original Indenture shall remain in full force and effect. The Original Indenture as modified by this Supplemental Indenture is in all respects ratified and confirmed, and the Original Indenture and this Supplemental Indenture shall be read, taken and considered as one and the same instrument for all purposes and every Holder of Notes authenticated and delivered under the Indenture shall be bound hereby.

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                                    ARTICLE 2
                   AMENDMENTS TO SECTION 1.1 OF THE INDENTURE

         Section 1.1 of the Indenture is hereby amended to insert alphabetically the following terms:

                  "CASH TAKE-OVER TRANSACTION" has the meaning provided in
         Section 5.1(e).

                  "COUPON MAKE-WHOLE PAYMENT" means a payment equal to the present value (which the Company shall cause to be calculated and provided to the Trustee) of the lesser of (i) two years of scheduled payments of interest on the Notes from the date of the Cash Take-Over Transaction or (ii) all scheduled payments of interest on the Notes which are payable for the period from the date of the Cash Take-Over Transaction through March 15, 2013, which present value will be computed using a discount rate equal to the Treasury Rate, as of the date of such Cash Take-Over Transaction.

                  "SOLICITATION DOCUMENTS" means the Consent Solicitation Statement dated September 8, 2005 and the related Letter of Consent, each as may be amended and supplemented from time to time.

                  "TREASURY RATE" means the yield to maturity, as of the date of the applicable Cash Take-Over Transaction, of United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available prior to the date of such Cash Take-Over Transaction (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) with a constant maturity most nearly equal to the shorter of (i) the two year period beginning on the date of the Cash Take-Over Transaction or (ii) the period from the date of the Cash Take-Over Transaction to March 15, 2013; provided, that if the period from the date of the Cash Take-Over Transaction to March 15, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

                                    ARTICLE 3
                   REVISION TO SECTION 3.1(i) OF THE INDENTURE

         Section 3.1(i) of the Indenture is hereby deleted and replaced in its entirety with the following:

         "(i) all or a portion of the Notes, beginning on March 15, 2013, at a Redemption Price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, Additional Amounts and Additional Interest, if any, to, but not including, the Redemption Date; and"

                                    ARTICLE 4
                    AMENDMENT TO SECTION 5.1 OF THE INDENTURE

         4.01 Article V of the Indenture is hereby amended by changing the heading of Article V to read "FUNDAMENTAL CHANGE."

         4.02 Section 5.1 is hereby amended by changing the heading of Section
5.1 to read "Fundamental Change Put; Coupon Make-Whole Payment," and by inserting the following terms as a new Section 5.1(e):

                  "(e) In connection with a Fundamental Change referred to in clause (iii) of the definition of Fundamental Change which occurs prior to March 15, 2013 and pursuant to which 10% or more of the fair market value for the consideration for the Voting Stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) in the transaction or transactions otherwise constituting the Fundamental Change consists of cash (a "CASH TAKE-OVER TRANSACTION"), the Company will make, no later than 45 days after the date of notice of the occurrence of such Cash Take-Over Transaction, a Coupon Make-Whole Payment in cash, Common Stock (based on a price for the Common Stock which is equal to the average of the closing prices of the Common Stock for the five consecutive Trading Days prior to but not including the date on which the Cash Take-Over Transaction becomes effective), or a combination thereof at the Company's option. The Company's notice of the occurrence of a

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         Cash Take-Over Transaction shall specify whether the Coupon Make-Whole
         Payment shall consist solely of cash or Common Stock or a combination thereof, and will specify the relative percentages of each if a combination is chosen.

         Not more than 30 days after the occurrence of a Cash Take-Over Transaction, in the event a Coupon Make-Whole Payment is made in cash, either in whole or in part, the Company shall use its best efforts to either (i) obtain the consents under all existing indebtedness required to permit the Company to make a Coupon Make-Whole Payment in cash pursuant to this Section 5.1(e), or
(ii) repay in full all existing indebtedness and terminate all commitments under all existing indebtedness, in each case the terms of which would prohibit the Company from making a Coupon Make-Whole Payment in cash.

         In the event the Coupon Make-Whole Payment is made in Common Stock, either in whole or in part, the Company will comply with all United States federal and state securities laws so as to permit the Company to make a Coupon Make-Whole Payment in Common Stock pursuant to this Section 5.1(e)."

                                    ARTICLE 5
                    REVISION TO SECTION 6.2 OF THE INDENTURE

         Section 6.2(a) of the Indenture is hereby amended by inserting the following after the first sentence:

                  "Solely with respect to the period beginning on the Effective Date and ending on the nine-month anniversary of the Effective Date, the Company shall be deemed to have complied with this Section 6.2(a) as long as it delivers to the Trustee the annual and quarterly reports, information, documents and other reports referred to in this Section
         6.2 within 15 days after they are filed with the SEC and notwithstanding any new or continuing failure on the part of the Company to file any such reports, information or documents with the SEC on or before their respective due dates as set forth in the rules and regulations of the SEC."

                                    ARTICLE 6
                                  MISCELLANEOUS

         SECTION 6.01. Integral Part. This Supplemental Indenture constitutes an integral part of the Indenture.

         SECTION 6.02. Adoption, Ratification and Confirmation. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. Every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby. The provisions of this Supplemental Indenture shall, subject to the terms hereof, supersede the provisions of the Indenture to the extent the Indenture is inconsistent herewith.

         SECTION 6.03. Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Supplemental Indenture by the TIA, the required provision shall control. If any provision of this Supplemental Indenture modifies any TIA provision that may be so modified, such TIA provision shall be deemed to apply to this Supplemental Indenture as so modified. If any provision of this Supplemental Indenture excludes any TIA provision that may be so excluded, such TIA provision shall be excluded from this Supplemental Indenture.

         SECTION 6.04. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

         SECTION 6.05. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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         SECTION 6.06. Effect of Headings. The Article and Section headings in this Supplemental Indenture are for convenience only and shall not affect the construction hereof.

         SECTION 6.07. Severability. In case any one or more of the provisions in this Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

         SECTION 6.08. Successors. All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

         SECTION 6.09. Acceptance by Trustee. Pursuant to Sections 11.2 and 11.6 of the Indenture, the Trustee is directed to accept the amendments to the Indenture effected by this Supplemental Indenture and to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in this Supplemental Indenture and the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Company and except as provided in the Indenture, the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity or execution or sufficiency of this Supplemental Indenture or the Solicitation Documents and the Trustee makes no representation with respect thereto. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the TIA or the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this Supplemental Indenture.

         SECTION 6.10. Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the Effective Date in substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Company, with a notation as follows:

         "Effective as of September 22, 2005, the date that the Company shall be first permitted to redeem the Notes has been extended to March 15, 2013, certain amendments and waivers to the provisions of Section 6.2(a) have been adopted and the obligation of the Company to make a Coupon Make-Whole Payment upon the occurrence of a Cash Take-Over Transaction has been adopted, all as provided in the First Supplemental Indenture, dated as of , 2005. Reference is hereby made to said First Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein."


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         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed as of the day and year first above written.


                                WILLBROS GROUP, INC.


                                By:    /s/ Warren L. Williams
                                     -------------------------------------------
                                Name:    Warren L. Williams
                                Title:   Senior Vice President, Chief Financial
                                         Officer and Treasurer


                                JPMORGAN CHASE BANK, N.A., successor to
                                         JPMORGAN CHASE BANK, as Trustee

                                By:    /s/ P. Kelly
                                     -------------------------------------------
                                Name:    P. Kelly
                                Title:   Authorized Signatory


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